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NASDAQ: EPMD                                    FOR FURTHER INFORMATION CONTACT:
IMMEDIATE RELEASE                                    Matthew Hill
                                                    (856) 753-8533

     EP MEDSYSTEMS FILES WITH THE FDA FOR VIEWMATE(R) INTRACARDIAC ULTRASOUND
                                CATHETER SYSTEM


     WEST BERLIN, NJ (April 3, 2003)--EP MEDSYSTEMS, INC. (NASDAQ: EPMD ), a market leader in electrophysiology products used to diagnose and treat certain types of cardiac rhythm disorders, today announced that it has submitted its ViewMate(R) intracardiac ultrasound catheter system 510(k) filing to the US Food and Drug Administration for regulatory approval. Approval is sought to allow the marketing and sale of the ViewMate(R) system in the United States.

     This is the second step in the process of the globalization of the ViewMate(R) platform. In January 2003, the Company filed with the European Notified Body for regulatory approval to affix the CE Mark onto the platform allowing the sale of the ViewMate(R) in the European Community.

     The system allows cardiologists and electrophysiologists to view the interior anatomy of the heart, allowing these physicians to diagnose and treat a number of heart abnormalities.

     "This submittal is yet another major milestone for EP MedSystems." Stated Reinhard Schmidt, President and CEO of EPMedSystems. "We believe intracardiac ultrasound is a superior method of viewing the anatomy of the heart that can serve to decrease complications and procedure times while also providing for decreased fluoroscopy exposure to patients. We foresee significant growth in the use of this technology in numerous applications in electrophysiology such as transceptal needle punctures and ablation, as well as in cardiology in the diagnosis of structural abnormalities, heart valve procedures and pacemaker lead procedures."

     EP MedSystems develops and markets cardiac electrophysiology ("EP") products used to diagnose and treat certain cardiac rhythm disorders. The Company's EP product line includes the EP-WorkMate(R) Electrophysiology Workstation, the ALERT(R) internal cardioversion system, the EP-3TM) Stimulator, diagnostic electrophysiology catheters, internal cardioversion catheters and related disposable supplies. For more information, visit our Website at www.epmedsystems.com.

     This Release contains certain statements of a forward-looking nature relating to future events or the future financial performance of EP MedSystems including, but not limited to financial forecasts for the year 2003. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, EP MedSystems' history of losses, uncertainty of future profitability and future liquidity needs; and risks regarding regulatory approvals and demand for new and existing products, as stated in the Company's Annual report filed on Form 10-KSB and quarterly reports filed on form 10-QSB. EP MedSystems cautions investors and others to review the cautionary statements set forth in this Release and in EP MedSystems' reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the EP MedSystems' business and results of operations. Readers are cautioned not to place undue reliance on the press release and other forward-looking statements, which speak only as of the date of this release. EP MedSystems undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of anticipated events.